                                                                     EXHIBIT 22

                             Election of Directors

     Ten directors of the Company are to be elected to hold office until the next annual meeting or until their successors are duly elected and qualified or until their earlier resignation or removal. Unless otherwise directed, proxies will be voted at the meeting for the election of the persons listed below, or in the event of an unforeseen contingency, for different persons as substitutes. The Corporate Governance and Nominating Committee and the Board of Directors are recommending this slate, and note with regret the retirement as directors of Julius Becton, Richard Jones, George Kennedy and Richard Leet. Each of these individuals has brought unique skills to his service on the Board, but has now reached the mandatory retirement age. Following are the name, age, principal occupation and other information concerning each nominee.

MICHAEL J. BIRCK (58)
   Founder, and President and Chief Executive Officer since 1975, of Tellabs, Inc. Tellabs designs, manufactures, markets and services voice and data equipment. Mr. Birck is a director of USF&G Corporation and Molex, Inc. He has been a director of the Company since 1996.

MARVIN D. BRAILSFORD (58)
   Vice President of Kaiser-Hill LLC (construction and environmental services) since August 1996, founder and President of the Brailsford Group from 1995 to 1996, and President of Metters Industries from 1992 to 1995. He retired from the United States Army in 1992 with the rank of Lieutenant General after 33 years of service. He has been a director of the Company since 1996.

SUSAN CROWN (38)
   Vice President, Henry Crown and Company since 1984, a family owned and operated company with investments in securities, real estate, resort properties and manufacturing operations. Ms. Crown is a director of Baxter International Inc. She is also a trustee and executive committee member of Rush-Presbyterian-St. Luke's Medical Center in Chicago and a trustee of The Yale Corporation. She has been a director of the Company since 1994.

H. RICHARD CROWTHER (64)
   Former Vice Chairman of the Company from 1990 through 1995. Prior to becoming Vice Chairman, Mr. Crowther was Executive Vice President from 1983 through 1989 and had a total of 36 years of service with the Company before his retirement. He is a director of Applied Power Inc. and has been a director of the Company since 1995.

W. JAMES FARRELL (54)
   Chairman since May 1996 and Chief Executive Officer of the Company since September 1995. Mr. Farrell served as President from December 1994 until May 1996 and as Executive Vice President from 1983 to 1994. He has a total of 31 years service with the Company. Mr. Farrell is a director of Hon Industries Inc., Morton International, Inc. and Premark International, Inc. and has been a director of the Company since 1995.


L. RICHARD FLURY (49)
   Executive Vice President, Amoco Corporation (energy and chemicals) since January 1996, formerly Senior Vice President for Shared Services from June 1994 through 1995 and Executive Vice President, Amoco Chemical Co., from 1991 to June 1994, with a total of 27 years service with Amoco. Mr. Flury is a director of the Illinois Coalition, North Central College, the Field Museum and Amoco Foundation, and has been a director of the Company since 1995.

ROBERT C. MCCORMACK (57)
   Partner, Trident Capital L.P.(venture capital) since 1993; Assistant Secretary of the Navy from 1990 to 1993; Deputy Under Secretary of Defense from 1987 to 1990; and Managing Director, Morgan Stanley & Co. Incorporated (investment banking) from 1985 to 1987. Mr. McCormack is a director of DeVry, Inc. and has been a director of the Company since 1993. He was previously a director from 1978 through 1987.

PHILLIP B. ROONEY (52)
   Chairman, F.N.B.C. of LaGrange, Inc. (multi-bank holding company) since February 1997. Former President of WMX Technologies Inc. (waste management) from 1985 until 1997. Mr. Rooney is a director of The ServiceMaster Company and Urban Shopping Centers Inc. and has been a director of the Company since 1990.

HAROLD B. SMITH (63)
   Chairman of the Executive Committee of the Company since 1982. Mr. Smith is a director of W.W. Grainger Inc. and Northern Trust Corporation and its subsidiary, The Northern Trust Company, and a Trustee of The Northwestern Mutual Life Insurance Company. He has been a director of the Company since 1968.

ORMAND J. WADE (57)
   Former Vice Chairman, Ameritech Corp. (telecommunications products and services) from 1987 to 1993 and President and Chief Executive Officer, Illinois Bell Telephone Company from 1982 through 1986. Mr. Wade is a director of Andrew Corporation and Westell Inc. and has been a director of the Company since 1985.

                               Security Ownership

     The following table sets forth information regarding ownership of the Company's Common Stock as of December 31, 1996 by each director and nominee for director; by each of the named Executive Officers; by directors, nominees and Executive Officers as a group; and by other persons who, to the knowledge of the Company, own of record or beneficially more than 5% of the outstanding Common Stock of the Company.

                                                                            DIRECTORS'
                                               AMOUNT AND NATURE OF        PHANTOM STOCK   PERCENT OF
     NAME OF BENEFICIAL OWNER OR GROUP        BENEFICIAL OWNERSHIP(1)        UNITS(2)        CLASS
     ---------------------------------        -----------------------      -------------   ----------
Directors and Nominees (Other than Executive
 Officers)
  Julius W. Becton, Jr......................              1,300                1,731             *
  Michael J. Birck..........................                300(3)             1,002             *
  Marvin D. Brailsford......................                300(3)             1,000             *
  Susan Crown...............................              3,900(4)             1,010             *
  H. Richard Crowther.......................            196,517(5)(6)          1,086             *
  L. Richard Flury..........................                600                1,010             *
  Richard M. Jones..........................              5,500                1,731             *
  George D. Kennedy.........................              1,760                1,731             *
  Richard H. Leet...........................              4,500                1,731             *
  Robert C. McCormack.......................          7,259,150(7)(8)          1,010           5.8
  Phillip B. Rooney.........................              5,816                1,010             *
  Harold B. Smith...........................         19,546,756(8)(9)             --          15.6
  Ormand J. Wade............................              1,900                1,010             *
Executive Officers
  W. James Farrell..........................            122,462(6)(10)                           *
  Russell M. Flaum..........................             49,169(6)(11)                           *
  Frank S. Ptak.............................             93,838(6)                               *
  F. Ronald Seager..........................             92,417(6)(12)                           *
  Hugh J. Zentmyer..........................             16,742(6)(13)                           *
Directors, Nominees and All Executive
  Officers as a Group (26 Persons)..........         20,303,735(6)            15,062          16.2
Other Principal Beneficial Owners
  Edward Byron Smith, Jr....................          7,553,996(8)(14)                         6.0
  The Northern Trust Company................         23,570,704(15)                           18.8

------------

   * Less than 1% of class.


 (1) Unless otherwise noted, ownership is direct.


 (2) Represents units of phantom stock and dividend equivalents earned under the phantom stock plan for non-officer directors. Each unit is equal in value to one share of Common Stock. The units are not transferable and have no voting rights. Such units are not included in the "Percent of Class" column.



 (3) Represents shares of restricted stock granted on January 2, 1997 under the Directors' Restricted Stock Plan.


 (4) Includes 1,000 shares owned in a trust as to which Ms. Crown shares voting and investment power.

 (5) Includes 160,987 shares held in a revocable living trust as to which Mr. Crowther shares voting and investment power.

 (6) Includes shares covered by stock options exercisable within 60 days of December 31, 1996 as follows: Mr. Crowther, 30,620; Mr. Farrell, 82,496; Mr. Flaum, 29,800; Mr. Ptak, 57,000; Mr. Seager,

     65,000; Mr. Zentmyer, 16,000; and directors, nominees and all Executive Officers as a group, 413,491.



 (7) Includes 3,760 shares held in a revocable living trust as to which Mr. McCormack has sole voting and investment power, 200 shares owned in a trust as to which he shares voting and investment power with The Northern Trust Company, and 7,255,190 shares as described in Footnote 8.


 (8) Robert C. McCormack, Edward Byron Smith, Jr., Harold B. Smith and The Northern Trust Company are trustees of twelve trusts owning 7,255,190 shares as to which they share voting and investment power.

 (9) Includes 197,338 shares held in a revocable living trust as to which Harold
     B. Smith has sole voting and investment power; 10,825,732 shares owned in twelve trusts as to which he shares voting and investment power with The Northern Trust Company and others; 1,082,240 shares owned in eleven trusts as to which he shares voting and investment power; 7,255,190 shares as described in Footnote 8; and 42,256 shares owned by a charitable foundation of which he is a director.


(10) Includes 1,225 shares held by Mr. Farrell as custodian for his minor child and 850 shares owned by his spouse, as to both of which Mr. Farrell disclaims beneficial ownership; 10,691 shares held in a revocable living trust as to which he has sole voting and investment power; and 24,000 shares owned in a partnership as to which Mr. Farrell shares voting and investment power.


(11) Includes 702 shares allocated to Mr. Flaum's account in the Company's Savings and Investment Plan.


(12) Includes 10,876 shares held in a revocable living trust as to which Mr. Seager has sole voting and investment power and 1,038 shares owned by his spouse, as to which Mr. Seager disclaims beneficial ownership.



(13) Includes 209 shares held in a revocable living trust as to which Mr. Zentmyer has sole voting and investment power and 533 shares allocated to his account in the Company's Savings and Investment Plan.



(14) Includes 10,874 shares owned in a trust as to which Edward Byron Smith, Jr. has sole voting and investment power; 96,200 shares owned in a trust as to which The Northern Trust Company has sole voting and investment power; 105,992 shares owned in three trusts as to which Mr. Smith shares voting and investment power; and 7,255,190 shares as described in Footnote 8. Also includes the following shares held for the benefit of Mr. Smith's children:
     58,580 shares owned in two trusts as to which The Northern Trust Company has sole voting and investment power; 6,720 shares held in a trust as to which Mr. Smith shares voting and investment power; 9,320 shares held in a trust as to which Mr. Smith's spouse and sister share voting and investment power; and 4,400 shares owned in two trusts as to which Mr. Smith's sister has sole voting and investment power.



(15) Including its holdings as trustee described in Footnotes 7, 8, 9 and 14, The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts which own an aggregate of 23,570,704 shares. They have sole voting power with respect to 8,962,471 shares and share voting power with respect to 8,367,252 shares. They have sole investment power with respect to 1,700,207 shares and share investment power with respect to 19,065,931 shares. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 9,341,199 shares, resulting in aggregate holdings by The Northern Trust Company of 32,911,903 shares (26.2%).



     Because of their holdings individually and as trustees, the holdings of their immediate families and/or their positions with the Company, Robert C. McCormack, Edward Byron Smith, Jr. and Harold B. Smith may be deemed to be "controlling persons" of the Company within the meaning of the Securities Act of 1933, as amended. Byron L. Smith, great grandfather of Robert C. McCormack, Edward Byron Smith, Jr. and Harold B. Smith, founded the Company in 1912.

     The Company maintains normal commercial banking relationships with The Northern Trust Company, which also acts as the trustee under the Company's pension plan. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation. Harold B. Smith, a director of the Company, is a director of both Northern Trust Corporation and The Northern Trust Company.


     The Northern Trust Company's address is 50 South LaSalle Street, Chicago, IL 60675 and the address of each of the other beneficial owners of more than 5% of the Company's Common Stock is c/o The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL 60025.

                             Executive Compensation

     The table below summarizes the compensation of the Chief Executive Officer and the other four most highly compensated Executive Officers.

                           SUMMARY COMPENSATION TABLE


                                                                             LONG TERM COMPENSATION
                                                                        ---------------------------------
                                       ANNUAL COMPENSATION                      AWARDS            PAYOUTS
                            -----------------------------------------   -----------------------   -------
                                                                        RESTRICTED   SECURITIES
         NAME AND                                        OTHER ANNUAL     STOCK      UNDERLYING    LTIP      ALL OTHER
        PRINCIPAL                  SALARY      BONUS     COMPENSATION     AWARDS      OPTIONS     PAYOUTS   COMPENSATION
         POSITION           YEAR   ($)(1)    ($)(1)(2)      ($)(3)        ($)(4)        (#)         ($)         ($)
        ---------           ----   -------   ---------   ------------   ----------   ----------   -------   ------------
W. James Farrell            1996   453,754     500,000          --             --     200,000         --       40,808(5)(6)(7)
  Chairman and Chief        1995   317,212     370,000          --             --      60,000         --       38,000
  Executive Officer         1994   250,850     291,200          --      1,400,000          --         --        9,236
Frank S. Ptak               1996   255,261     275,000          --             --          --         --       11,429(5)(6)
  Vice Chairman             1995   219,397     219,670          --             --      30,000         --       10,252
                            1994   192,165     195,000          --      1,400,000          --         --        7,320
F. Ronald Seager            1996   218,801     204,580          --             --          --         --       12,160(5)(6)
  Executive                 1995   209,501     206,150          --             --      30,000         --       11,306
  Vice President            1994   199,606     182,608          --        875,000          --         --        7,733
Russell M. Flaum            1996   208,082     209,195          --             --          --         --        6,411(5)(6)
  Executive                 1995   199,452     195,000          --             --      15,000         --        6,364
  Vice President            1994   179,660     176,540          --        875,000          --         --        5,074
Hugh J. Zentmyer            1996   184,493     179,358          --             --          --         --        7,461(5)(6)
  Executive                 1995   170,110     120,435          --             --      12,000         --        6,990
  Vice President            1994   139,925      67,968          --             --       8,000         --        4,849


---------------


(1) Actual salary or bonus earned. Includes amounts deferred under the Company's 1993 Executive Contributory Retirement Income Plan or Savings and Investment Plan or both.


(2) Amounts awarded under the Executive Incentive Plan are calculated on the base salary of record as of December 31 for the respective years and paid in the subsequent year.

(3) Perquisites and other personal benefits, securities or property in the aggregate do not exceed the threshold reporting level of the lesser of $50,000 or 10% of total salary and bonus reported for the named Executive Officer.


(4) Represents the value on the grant date (December 8, 1994) of restricted stock awarded under the 1979 Stock Incentive Plan. The number of shares and their value as of December 31, 1996 for each of the officers were: Mr. Farrell, 32,000 shares ($2,556,000); Mr. Ptak, 32,000 shares ($2,556,000);
    Mr. Seager, 20,000 shares ($1,597,500); and Mr. Flaum, 20,000 shares ($1,597,500). These individuals may exercise full voting rights as to the restricted stock and are entitled to receive all dividends and other distributions paid on the restricted stock from the date of grant until forfeited or sold. Messrs. Farrell's and Ptak's shares each vest in the following manner: 3,200 on December 31, 1995; 4,800 on December 31, 1996; 6,400 on December 31, 1997; 6,400 on December 31, 1998; 6,400 on December
    31, 1999; 3,200 on December 31, 2000; and 1,600 on December 31, 2001.
    Messrs. Seager's and Flaum's shares each vest in the following manner: 2,000 on December 31, 1995; 3,000 on December 31, 1996; 4,000 on December 31, 1997; 4,000 on December 31, 1998; 4,000 on

    December 31, 1999; 2,000 on December 31, 2000; and 1,000 on December 31, 2001. Unvested shares will be forfeited if the Executive Officer leaves the Company for any reason other than retirement, death or disability.


(5) Includes Company matching contributions to the 1993 Executive Contributory Retirement Income Plan or the Savings and Investment Plan as follows: Mr. Farrell, $13,613; Mr. Ptak, $7,658; Mr. Seager, $6,564; Mr. Flaum, $4,500;
    and Mr. Zentmyer, $5,535.



(6) Includes interest credited on deferred compensation in excess of 120% of the Applicable Federal Long Term Rate as follows: Mr. Farrell, $4,074; Mr. Ptak, $3,771; Mr. Seager, $5,596; Mr. Flaum, $1,911; and Mr. Zentmyer $1,926.



(7) Includes $23,121 representing imputed income on Mr. Farrell's outstanding home loan made by the Company in 1995, the balance of which was $355,000 as of February 28, 1997 (formerly $460,000). The imputed rate of interest on the loan is 7.34% per annum and the loan is repayable in annual installments through the year 2000.



     The Company has a loan program for Executive Officers to assist them in complying with the Company's stock ownership guidelines. As of February 28, 1997, Mr. Farrell had an outstanding loan of $88,938 payable December 31, 2000, bearing interest at a rate of 5.91% per annum and secured by 3,200 shares of Common Stock of the Company. The five-year term of the promissory note is renewable, but the note is repayable 180 days following termination of employment with the Company (or immediately if termination is for gross or willful misconduct) and upon bankruptcy, insolvency or death of the employee or breach of the terms of the note.

                            ------------------------

     The table below sets forth information as to options granted during 1996 to the Executive Officers listed in the Summary Compensation Table.

                             OPTION GRANTS IN 1996


                                         INDIVIDUAL GRANTS
                          ------------------------------------------------
                          NUMBER OF     % OF TOTAL                            POTENTIAL REALIZABLE VALUE AT
                          SECURITIES     OPTIONS                                  ASSUMED ANNUAL RATES
                          UNDERLYING     GRANTED     EXERCISE                  OF STOCK PRICE APPRECIATION
                           OPTIONS          TO       OR BASE                       FOR OPTION TERM(1)
                           GRANTED      EMPLOYEES     PRICE     EXPIRATION   -------------------------------
          NAME               (#)         IN 1996      ($/SH)       DATE      0% ($)    5% ($)      10% ($)
          ----            ----------    ----------   --------   ----------   ------   ---------   ----------
W. J. Farrell...........   200,000(2)      95%        66.75      05/03/06      0      8,395,743   21,276,462
Frank S. Ptak...........        --
F. Ronald Seager........        --
Russell M. Flaum........        --
Hugh J. Zentmyer........        --


---------------


(1) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission. They are therefore not intended to forecast possible future appreciation, if any, of the Company's Common Stock price and reflect neither the income tax liability of the individual recipient nor the time value of money. The Company did not use an alternative formula for a grant date valuation as the Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.



(2) This option becomes exercisable as to 20% of the underlying shares on each of the first five anniversaries of the grant and is fully exercisable after the first anniversary in the event of disability or death. A restorative option right applies to this option.

     The table below sets forth information as to option exercises during 1996 as well as the number and value of unexercised options as of December 31, 1996 for the Executive Officers listed in the Summary Compensation Table.


                      AGGREGATED OPTION EXERCISES IN 1996
                        AND 1996 YEAR-END OPTION VALUES


                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                SHARES                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                               ACQUIRED      VALUE       OPTIONS AT YEAR END (#)         AT YEAR END ($)(1)
                              ON EXERCISE   REALIZED   ---------------------------   ---------------------------
            NAME                  (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
W. James Farrell............        --           --      82,496         252,500       3,641,828      3,834,375
Frank S. Ptak...............        --           --      57,000          30,000       2,615,438        767,812
F. Ronald Seager............     5,000      257,500      65,000          30,000       3,039,063        767,812
Russell M. Flaum............        --           --      29,800          15,000       1,348,319        383,906
Hugh J. Zentmyer............        --           --      16,000          14,000         646,625        376,625


------------


(1) Based on the closing market price ($79.875) of the Company's Common Stock on December 31, 1996.



                                RETIREMENT PLANS



     The Company's principal non-contributory defined benefit pension plan covers employees of participating domestic business units. Executive Officers participate in this plan on the same basis as do approximately 12,000 other eligible employees. Benefit amounts are based on years of service and average monthly compensation for the five highest consecutive years out of the last ten years of employment. The following table illustrates the maximum estimated annual benefits to be paid upon normal retirement at age 65 to individuals in specified compensation and years of service classifications. The table does not reflect the limitations contained in the Internal Revenue Code of 1986 on benefit accruals under the pension plan. Under a plan adopted by the Board of Directors, supplemental payments in excess of those limitations will be made to participants designated by the Compensation Committee in order to maintain benefits upon retirement at the levels provided under the pension plan's formula.



                                     ESTIMATED ANNUAL NORMAL RETIREMENT BENEFITS(1)
                       --------------------------------------------------------------------------
                                        YEARS OF SERVICE AT NORMAL RETIREMENT(2)
   COMPENSATION(3)        10         15         20         25         30         35         40
   ---------------     --------   --------   --------   --------   --------   --------   --------
 $ 250,000...........  $ 41,250   $ 61,875   $ 82,500   $103,125   $123,750   $133,125   $142,500
   500,000...........    82,500    123,750    165,000    206,250    247,500    266,250    285,000
   750,000...........   123,750    185,625    247,500    309,375    371,250    399,375    427,500
 1,000,000...........   165,000    247,500    330,000    412,500    495,000    532,500    570,000
 1,250,000...........   206,250    309,375    412,500    515,625    618,750    665,625    712,500


---------------

(1) Amounts shown exceed actual amounts by .65% of Social Security covered compensation for each year of service up to 30 years.


(2) Years of service as of December 31, 1996 for the five most highly compensated Executive Officers were as follows: Mr. Farrell, 31.5 years; Mr. Ptak, 21.1 years; Mr. Seager, 16.6 years; Mr. Flaum, 10.0 years; and Mr. Zentmyer, 10.0 years.


(3) Compensation includes all amounts shown under the columns "Salary" and "Bonus" in the Summary Compensation Table.


     The Company's 1982 Executive Contributory Retirement Income Plan provided certain executives designated by the Compensation Committee the opportunity to supplement their retirement benefits in exchange for salary reductions during the four-year period 1983 through 1986. Under the Plan the Company agreed to pay benefits upon retirement, death or disability, with the actual benefit amounts dependent upon the amount of the deferral, the amount of the Company's contribution, and the age of the participant at entry into the plan. Two of the five named Executive Officers included in the Summary Compensation Table were eligible and elected to have their salaries reduced by 10%. During the period of salary reduction the executives could not contribute to and did not receive the Company's matching contribution in the Savings and Investment Plan. The Company purchased insurance on the lives of the participants to fund the benefits, with the 10% of salary retained by the Company and the 3% of base compensation that the Company would have contributed to match participant contributions to the Savings and Investment Plan applied to the premium for the insurance. Under the 1982 Plan, annual benefits payable beginning at the normal retirement age of 65 for 15 years were fixed following the deferral period and are as follows: Mr. Farrell, $113,529 and Mr. Seager, $68,266.